Exhibit 21

Subsidiaries

          All subsidiaries are wholly owned except as indicated.

          Alliance Gaming Corporation

              Alliance Holding Company

                  Bally Gaming International, Inc.
                      Bally Gaming, Inc.
                          Bally Gaming de Puerto Rico, Inc.
                          BGI Australia Pty. Limited
                          Bally Gaming Africa Pty. Limited
                  Bally Gaming and Systems, S.A.
              Alliance Automaten GmbH & Co. KG (99%)
          APT Games, Inc.
                  Plantation Investments, Inc.
              United Coin Machine Co.
          Bally Gaming Missouri, Inc.
          Casino Electronics, Inc.

          Foreign Gaming Ventures, Inc.

                  Kansas Alliance Corporation

                  Kansas Gaming Ventures, Inc.
                      Kansas Financial Partners, LLC (50%)
                      Kansas Gaming Partners, LLC (50%)
                  Louisiana Ventures, Inc.
                      Southern Video Services, Inc. (49%)
                      Video Distributing Services, Inc. (49%)
                      Video Services, Inc. (49%)

                  United Gaming Rainbow

                      Rainbow Casino-Vicksburg Partnership, L.P. (a)
              United Native American, Inc.
                      Native American Investment, Inc.
          Alliance Automaten Verwaltungs GmbH
                      Alliance Automaten GmbH & Co. KG (1%)
                          Bally Wulff Automaten GmbH
                  Bally Wulff Vertriebs GmbH
                              Bally Gaming International GmbH
                              Bally Wulff Beteiligungs GmbH

(a)	There is a limited minority interest holder. For further information see Item 1 – “Business – Casino Operations”.